Exhibit 3.1

AMENDED AND RESTATED CHARTER
OF

GOLDLEAF FINANCIAL SOLUTIONS, INC.

The undersigned, Goldleaf Financial Solutions, Inc., a Tennessee corporation (the “Corporation”), for the purpose of amending and restating the Charter of the Corporation, in accordance with the Tennessee Business Corporation Act, does hereby make and execute this Amended and Restated Charter and does hereby certify that:

I.              The name of the Corporation is Goldleaf Financial Solutions, Inc.

II.            Resolutions setting forth the proposed amendment and restatement of the Charter of the Corporation were duly adopted by unanimous consent in lieu of a special meeting of the Board of Directors of the Corporation dated October 1, 2009, declaring such amendment and restatement to be advisable and calling for a vote of the Corporation’s shareholders to approve the same.  Thereafter, pursuant to such resolutions of the Board of Directors, the Amended and Restated Charter was duly adopted by unanimous consent in lieu of a special meeting of the shareholders of the Corporation dated October 1, 2009, all in accordance with the Bylaws of the Corporation and the laws of the State of Tennessee.

III.           This amendment and restatement has been duly adopted in accordance with the provisions of Sections 48-20-103 and 48-20-107 of the Tennessee Business Corporation Act, as amended.

IV.           The Amended and Restated Charter of the Corporation adopted by a resolution of the shareholders reads as follows:

FIRST:                    The name of the corporation is Goldleaf Financial Solutions, Inc. (the “Corporation”).

SECOND:               The address of the Corporation’s registered office in the State of Tennessee is 2908 Poston Avenue in the City of Nashville, County of Davidson, 37203. The name of the Corporation’s registered agent at that address is Corporation Service Company.

THIRD:                  The Corporation is for profit.

FOURTH:              The street address and zip code of the principal office of the Corporation are 350 Technology Blvd., Suite 200, Norcross, GA 30092.

FIFTH:                   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Tennessee Business Corporation Act or any successor statute (the “TBCA”).

SIXTH:                   The total number of shares of stock which the Corporation shall have authority to issue is 20,000,000 shares, all such shares being of one class of common stock with a par value of $0.0001 per share.

(1) Holders of common stock shall be entitled to one (1) vote for each share held by such holder.

(2) In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preferences over the common stock in any such event the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

(3) Each share of common stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of common stock of the Corporation.

SEVENTH:             In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, amend, alter and repeal the bylaws of the Corporation, without any action on the part of the shareholders, except as may otherwise be provided by applicable law or the bylaws of the Corporation.

EIGHTH:                No person shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as a director of the Corporation, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 48-18-304 of the TBCA, or (d) for any transaction from which the director derived an improper personal benefit. If the TBCA is amended after the effective date of this Charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each past or present director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBCA, as so amended.

Any repeal or modification of this Article EIGHTH by (a) the shareholders of the Corporation or (b) an amendment to the TBCA (unless such statutory amendment provides to the contrary) shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification, of a person serving as a director prior to or at the time of such repeal or modification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereafter a “Proceeding”), by reason of the fact that he or she is or was a director of the Corporation or is or was serving at the request of the Corporation as a director of another corporation, or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter as “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBCA, as the same may be amended (but, in the case of any such indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including but not limited to counsel fees, judgments, fines, ERISA, exercise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.  The right to indemnification conferred in this Article EIGHTH shall be a contract right and shall include with respect to directors the right to be paid by the Corporation the expenses incurred in any such Proceeding in advance of its final disposition (hereinafter an “Advancement of Expenses”); provided, however, that an Advancement of Expenses incurred by an Indemnitee shall be made only upon (i) delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Article EIGHTH or otherwise, (ii) the Indemnitee furnishes the Corporation with a written affirmation of his or her good faith belief that he or she has met the standards for indemnification under the TBCA, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification.

The Corporation may indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent as to a director by specific action of the Corporation’s Board of Directors or by contract.

The rights to indemnification and to the Advancement of Expenses conferred in this Article EIGHTH shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, this Charter, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and the Corporation is hereby permitted to grant additional rights to indemnification and Advancement of Expenses to the fullest extent permitted by law, by resolution of directors, or an agreement providing for such rights.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.

NINTH:                  The Corporation expressly elects not to be governed by Section 48-103-205 of the TBCA, as the same exists or hereafter may be amended.

TENTH:                 Whenever a compromise or arrangement is proposed between this Corporation and its creditors, or any class of them, and/or between this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Tennessee may, on the application in a summary way of this Corporation or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for this Corporation under the TBCA, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH:          Except as may be otherwise provided by statute, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner of such shares and of all rights derived from such shares for all purposes, and the Corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares or rights on the part of any other person, including, but without limiting the generality of the term “person” to, a purchaser, pledgee, assignee or transferee of such shares or rights, unless and until such person becomes the registered holder of such shares.  The foregoing shall apply whether or not the Corporation shall have either actual or constructive notice of the claim by or the interest of such person.

TWELFTH:           The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Charter in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Amended and Restated Charter has been executed on behalf of the Corporation by its Secretary as of October 1, 2009, and he does hereby affirm and acknowledge that this Amended and Restated Charter is the act and deed of the Corporation and that the facts stated herein are true.

GOLDLEAF FINANCIAL SOLUTIONS, INC.

By:	/s/ Janet E. Gray
	Name:	Janet E. Gray
	Title:	Secretary